EXHIBIT 10.1

American Science & Engineering

FY 2016 Short Term Incentive Bonus Plan (“STIP”) Document

A.            OBJECTIVE

The objective of the American Science & Engineering (“AS&E” and/or the “Company”) FY 2016 Short Term Incentive Bonus Plan (the “Plan”) is to reward it’s Executives for achieving the AS&E’s FY ‘16 management objectives and business goals, and to clearly set forth the policies governing the payment of bonuses based on these factors.

B.            PLAN

1.              The Plan is effective from April 1, 2015 through March 31, 2016 and governs the payment of a STIP bonus based on individual and corporate criteria.

2.              The Bonus Program requires pre-approval by the Compensation Committee of the Board of Directors for each Fiscal year in which it applies.

3.              AS&E Reserves the right to modify or suspend the Plan, in whole or in part, for any reason at any time.  Notice of any modification or suspension will be made to the eligible employee in writing.

4.              The Plan will be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, USA.

5.              The Plan will be administered by the Senior Vice President Human Resources (“SVP HR”) in consultation with other members of the senior staff and any issues regarding its administration will be resolved jointly by the SVP HR and the Chief Financial Officer (“CFO”).  The Company CEO will approve final recommendations.

6.              In the event that any portion of the Plan is held to be invalid, the invalidity will not affect the remaining provisions, which will continue in full force and effect.

C.            PARTICIPATION

1.              Designated persons actively employed by AS&E in the United States or in an international location (“Participants”) shall be eligible to participate in the Plan upon execution of the Plan Document and an FY 2016 Goal Schedule (“Schedule”).

2.              Participation in the Plan does not alter the Participant’s status as employees at will of AS&E, and does not alter individual employment contracts, if applicable, and does not obligate AS&E to continue to employ the Participants during the term of the Plan.

3.              In the event of a transfer, leave of absence, or promotion, during the Plan year, and unless otherwise governed by a relevant in force employment contract, the SVP HR and CFO will determine any compensation earned under the terms of the Plan.

4.              In the event a Participant’s employment with AS&E is terminated for any reason before the end of the fiscal year or before the bonus is paid out and unless otherwise governed by a relevant in force employment contract, all rights to bonus payment under the Plan will cease with the following exceptions:

a.              Termination by reason of death.  In the event that the employee dies during the plan year, the participant will receive a “Target” bonus payment prorated for the number of months worked under the plan.  In the event the employee dies after the plan year but before final payment they will receive the payout they would have received under the terms of the plan as if death had not occurred.

b.              Termination by reason of change in control.  In the event of a change in control during the plan year, the participant will receive a “Target” bonus payment prorated for the number of months worked under the plan.  In the event of a change in control after the plan year but before final payment they will receive the payout they would have received under the terms of the plan as if a change in control had not occurred.

D.            CALCULATION

1.              Bonus:

a.              Target Bonus (“TB”) is calculated as a percentage of base wages paid for the period of time during the fiscal year in which the employee is a participant in the plan.

b)             All (100%) of the target bonus is based on corporate performance factor (CPF) as defined by appropriate financial measures for the plan year.

c)              CPF “Threshold” is defined as 50% achievement of corporate financial measures.

d)             CPF “Target” is defined as achievement of corporate financial measures.

e)              No bonus will be paid if the Company does not achieve at least the CPF Threshold results.

f)               Bonus achievement is calculated using the following formula:

CPF % achieved * (100% of TB)

2.              Calculating percentages:  Percentage of target bonus payment is calculated by prorating the following measurement categories:

Corporate Performance Factor (CPF)	Potential payout of Target Bonus (TB)
a. Threshold:	50%
b. Target:	100%
c. Over target:	see below

Interpolation between Threshold and Target is allowed but not required.

Percent of Corporate Performance Factor is capped at 200%.

Any awards above this amount are at the sole discretion of the Board of Directors

E.            PAYMENT OF BONUS

1.              Bonus is paid as soon as possible after the closure of the Company’s fiscal year and upon certification of financial results by the Company’s independent auditors and Board of Directors but not later than March 15 of the following year.

2.              Payment will typically be made in cash.  However, the Company reserves the right to make payments in stock or other equivalent forms of compensation at the Company’s discretion.

3.              Payment to Executive Officers is contingent on the Compensation Committee of the Board of Directors approval of attained goal(s) in addition to other conditions listed above.

4.              Participants must be employees in good standing at the end of the fiscal year to receive any bonus payment.

5.              Participants who receive an overall performance rating for FY16 of “Not Achieving” are not eligible to receive a bonus payout.

Participant:	Date: